SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   -----------


                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of earliest event reported): March 12, 2001

                               The CIT Group, Inc.

               (Exact Name of Registrant as Specified in Charter)

                                    Delaware

                 (State or Other Jurisdiction of Incorporation)

               1-1861                               13-2994534

      (Commission File Number)           (IRS Employer Identification No.)


     1211 Avenue of the Americas                     10036
         New York, New York

   (Address of Principal Executive                 (Zip Code)
              Offices)


       Registrant's telephone number, including area code: (212) 536-1390


                                 Not Applicable

          (Former Name or Former Address, If Changed Since Last Report)


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ITEM 5.     OTHER EVENTS

            On March 13, 2001, Tyco International Ltd. ("Tyco"), a Bermuda company, announced that its wholly owned subsidiary Tyco Acquisition XIX (NV) ("Acquiror"), a Nevada corporation, and The CIT Group, Inc., a Delaware corporation ("CIT"), have entered into an Agreement and Plan of Merger dated as of March 12, 2001 (the "Merger Agreement"), pursuant to which Tyco will acquire CIT through the merger of CIT with and into Acquiror. Acquiror, the surviving company in the merger, will change its name to CIT.

            In the merger, CIT stockholders will receive 0.6907 Tyco common shares, par value $.20 per share, for each of CIT's outstanding shares of common stock, par value $.01 per share. The transaction is valued at $35.02 per share to CIT shareholders, or approximately $9.2 billion, based on Tyco's
March 12, 2001 closing price on the New York Stock Exchange of $50.70 per share. The merger is intended to be a tax-free stock-for-stock exchange. Consummation of the merger is subject to satisfaction of certain conditions, including the receipt of regulatory approvals, adoption of the Merger Agreement by the stockholders of CIT and other customary closing conditions. The Merger Agreement imposes non-solicitation obligations on CIT and provides for protective provisions with respect to a competing transaction proposal.

            Acquiror has also entered into a Stock Purchase Agreement with The Dai-Ichi Kangyo Bank, Limited ("DKB") dated as of March 12, 2001 (the "DKB Agreement"), for the purchase by Acquiror of DKB's 71 million shares of CIT common stock (constituting approximately 27% of the outstanding shares) at a price of $35.02 per share in cash. Pursuant to the DKB Agreement, DKB has granted Acquiror its proxy, and agreed to vote its shares as directed by Acquiror, in favor of the Merger Agreement and against, among other things, any action that would result in a breach of the Merger Agreement or that is intended to or could reasonably be expected to impede the merger, the Merger Agreement or the DKB Agreement. The closing of Acquiror's purchase of CIT stock under the DKB Agreement is conditioned on satisfaction or waiver of the conditions to the merger and will occur immediately prior to the consummation of the merger.

            The obligations of Acquiror under the transaction agreements are unconditionally guaranteed by Tyco.

            On March 13, 2001, Tyco and CIT filed a joint press release with respect to the foregoing matters, which is filed as Exhibit 99.1 hereto and incorporated by reference herein.


ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
            AND EXHIBITS


     (a)   Financial Statements.

     Not applicable.

     (b)   Pro Forma Financial Information.

     Not applicable.

     (c)   Exhibits.

     Exhibit 99.1 Joint Press Release, dated March 13, 2001 (incorporated by reference to the joint press release set forth in the
                  Schedule 14A filed with the Securities and Exchange Commission on March 13, 2001 pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended).

                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               THE CIT GROUP, INC.
                                                  (Registrant)



Dated:  March 16, 2001                By: /s/ Joseph M. Leone
                                          -----------------------------
                                          Joseph M. Leone
                                          Executive Vice President and
                                          Chief Financial Officer